Exhibit 99.1

EQT APPOINTS FRANK C. HU TO BOARD OF DIRECTORS

PITTSBURGH, September 27, 2021 /PRNewswire/ -- EQT Corporation (NYSE: EQT) today announced that its Board of Directors has appointed Frank C. Hu, former Vice President of Capital World Investors, an investment group in the Capital Group Companies, Inc., to the EQT Board of Directors, effective as of October 19, 2021.

“We are pleased to welcome Frank to the EQT Board. His decades of financial experience and deep understanding of the oil and gas industry bring added depth to our Board,” said Lydia I. Beebe, Chair of the EQT Board.

“The combination of Frank’s executive leadership experience managing downstream and business development segments, coupled with his strong oil and gas investment background, will be extremely valuable in helping EQT advance its mission of becoming the operator of choice,” said Toby Z. Rice, President and Chief Executive Officer of EQT Corporation.

Mr. Hu most recently served as Vice President of Capital World Investors, an investment group in the Capital Group Companies, Inc., one of the largest investment management firms in the world. During his 14 years with Capital Group, Mr. Hu served as an analyst for investments in large oil and gas companies globally, directly managing nearly $10 billion in equities.

Prior to joining The Capital Group Companies, Inc. in 2003, Mr. Hu served as Manager of Project Finance for Unocal Corporation from 2002 through 2003 and Global Energy Practice Consultant for McKinsey & Company from 2000 to 2002.

Prior to joining McKinsey in 2000, Mr. Hu held various leadership roles at Atlantic Richfield Company in both Los Angeles and Hong Kong relating to downstream operations and business development, refining and marketing investments, upstream divisions, portfolio management and treasury.

Mr. Hu holds Bachelor of Science and Master of Science degrees in engineering from Harvey Mudd College and an M.B.A from the Amos Tuck School at Dartmouth College. He also currently serves as an advisory board member for the Geology & Planetary Science Division at the California Institute of Technology.

EQT Contact:

Bridget McNie

Director of Communications

412.720.4500

Bridget.mcnie@eqt.com

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About EQT

EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do. To learn more, visit eqt.com.